EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 17, 2007

PRESS RELEASE

PATCH INTERNATIONAL INC.

January 17, 2007	(OTCBB:PTCH)
(Frankfurt: PQGB)

Patch International Inc. Announces completion of Second Canadian Oilsands Acquisition and Appointment of Additional Directors

Patch International Inc. ("Patch" or the "Corporation") (OTCBB:PTCH, Frankfurt: PQGB) is pleased to announce that it has completed the acquisition of all of the issued and outstanding securities of 1289307 Alberta Ltd.. ("Holdco"), a private corporation incorporated under the laws of Alberta (the "Transaction"), as previously announced in the press release of Patch dated December 22, 2006.

The acquisition was completed by way of exempt take-over bid, pursuant to a share exchange agreement between Patch, Patch Energy Inc. ("Patch Energy") (a wholly-owned subsidiary of Patch), Holdco and the holders of all of the issued and outstanding securities of Holdco (the "Share Exchange Agreement"), the holders of all of the issued and outstanding securities of Holdco exchanged their Holdco common shares for Series A Preferred Shares (the "Exchangeable Shares") of Patch Energy on a basis of one (1) Exchangeable Share for every one (1) Holdco common shares. Pursuant to the Transaction, 500,000 Exchangeable Shares were issued to the former securityholders of Holdco. Each Exchangeable Share is exchangeable, at the discretion of the holder, into one (1) common share of Patch.

Pursuant to an Exchange and Voting Trust Agreement entered into between Patch, Patch Energy and 1286664 Alberta Ltd. (the "Trustee"), the agreement stipulates the means by which (i) the holders of Exchangeable Shares will have voting rights in Patch; (ii) the Trustee will hold one (1) Class B Preferred Voting Share of Patch (the "Patch Preferred Share"); and (iii) the holders of Exchangeable Shares exercise their rights of conversion of the Exchangeable Shares, Patch issued one (1) Patch Preferred Share to the Trustee. The Patch Preferred Share has voting rights of 500,000 votes per Patch Preferred Share. The Trustee shall exercise the voting rights (and other rights attached to the Patch Preferred Share) for and on behalf of all of the holders of the Exchangeable Shares. Patch, Patch Energy and the Trustee also entered into a support agreement in respect of the Transaction.

It is the current intention of Patch to file a registration statement in the United States and to file a qualifying prospectus in Province of Alberta, so that the Patch common shares issuable upon conversion of the Exchangeable Shares will be freely tradable in the future.

Pursuant to the Transaction, Mark L. Bensten of Calgary, Alberta, Rod Maxwell of Calgary, Alberta and Greg Belzberg of Los Angeles, California were appointed as directors of Patch.

Mark Bentsen, Director

Mr. Mark Bentsen is the founder, President and CEO of Cathedral Energy Services Trust (TSX: CET.UN) http://www.cathedralenergyservices.com, a drilling services company that has grown to a market capitalization over $300 million, revenues over $100 Million and over 650 employees. Mr. Bentsen was the Vice-President of Corporate Development for Akita Drilling from 1993 to 1998 and has over 20 years of oilfield experience.

Rod Maxwell, Director

Mr. Rod Maxwell, CA, CBV, is Managing Director of StoneBridge Merchant Capital Corp.

(http://www.stonebridge.net), a private equity investment firm, located in Calgary, Alberta, that invests in both growing private companies and private or public companies interested in pursuing a corporate restructuring. Mr. Maxwell is currently the lead Trustee of Cathedral Energy Services Income Trust, director of Cathedral Energy Services Ltd. and has served as a member of the board of directors of a number of other private and public companies. Mr. Maxwell holds a Bachelor of Commerce degree from the University of Calgary and is a Chartered Accountant and is a member of both the Alberta and Canadian Institute of Chartered Accountants. In addition Mr. Maxwell is a Chartered Business Valuator and is a member of the Canadian Institute of Chartered Business Valuators.

Greg Belzberg, Director

Mr. Greg Belzberg is a partner in Veritas Real Estate Investments, (http://www.veritasri.com/) a real estate development and investment company, located in Los Angeles, California. Mr. Belzberg is currently a director of Arsenal Energy Inc. (http://www.arsenalenergy.com/) a resource company listed on the TSX Exchange under the symbol AEI and has served as a member of the board of directors of a number of other private and public companies. Mr. Belzberg founded, acted as President and later sold two successful private businesses: Bar None Enterprises in the hospitality industry and BNW Travel Management in the travel and tourism sector. Mr. Belzberg has extensive investment and finance experience from handling personal and family business matters. He is a graduate from Georgetown University with a B.A. in Business Administration.

Commenting on the appointments, Patch President & CEO, Mr. Michael S. Vandale said: "I am delighted that Mark, Rod and Greg are joining the Board as their participation will be invaluable as we enter our next phase of growth and push forward in our Alberta oil sands operations."

FOR FURTHER INFORMATION PLEASE CONTACT:

Michael S. Vandale

Patch International Inc., President and Chief Executive Officer

1-888-864-7372

email: mvandale@patchenergy.com.

Investor Relations

Patch International Inc.

888-864-7372

Email: info@patchinternational.com

Please visit Patch's corporate website at www.patchenergy.com.

No regulatory authority has passed upon the merits of the proposed transaction and has not approved nor disapproved the contents of this press release.

This news release contains certain statements that may be deemed "forward-looking statements". All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Corporation expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans" "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Although the Corporation believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements are based on the beliefs, estimates and opinions of the Patch's management on the date the statements are made. The Corporation undertakes no obligation to update these forward-looking statements in the event that management's beliefs, estimates or opinions, or other factors, should change. For further information investors should review the Corporation's filings that are available at www.edgar.com.